UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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ROLLINS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ROLLINS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Tuesday, April 25, 2017
TIME:	12:30 P.M EST.
PLACE:	2170 Piedmont Road, N.E., Atlanta, Georgia 30324

TO THE HOLDERS OF THE COMMON STOCK:

PLEASE TAKE NOTICE that the 2017 Annual Meeting of Stockholders of ROLLINS, INC., a Delaware corporation (the “Company”), will be held at the Company’s corporate office located at 2170 Piedmont Road, N.E., Atlanta, Georgia, on Tuesday, April 25, 2017, at 12:30 P.M for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three Class I nominees identified in the attached Proxy Statement to the Board of Directors;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	To hold a nonbinding vote to approve executive compensation as disclosed in these materials;
4.	To vote on the frequency of nonbinding stockholder votes to approve executive compensation;
5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Proxy Statement dated March 21, 2017 is attached.

The Board of Directors has fixed the close of business on February 28, 2017, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

This Proxy Statement and accompanying proxy card are being mailed to our stockholders along with the Company’s 2016 Annual Report for the fiscal year ended December 31, 2016. Voting can be completed by returning the proxy card, through the telephone at 1-800-690-6903 or online at www.proxyvote.com.

Voting can be completed in one of four ways:

returning the proxy card by mail	online at www.proxyvote.com

through the telephone at 1-800-690-6903	or attending the meeting to vote IN PERSON

Important notice regarding the availability of proxy materials for the Annual Meeting of the Stockholders to be held on April 25, 2017: The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/775711.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas E. Luczynski
Secretary

Atlanta, Georgia
March 21, 2017

Whether or not you expect to attend the annual meeting, please sign, date and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

Proxy Statement

Proxy Statement

This Proxy Statement and a form of proxy were first mailed to stockholders on or about March 21, 2017. The following information concerning the proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 25, 2017, is submitted by the Company to the stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors.

Solicitation of and Power to Revoke Proxy

A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for the election to the Board of Directors, in favor of ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2017, in favor of the advisory proposal to approve executive compensation and for the frequency of such votes to be every three years.

A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority, if he so elects, by contacting either proxy holder, by timely submitting a later dated proxy changing your vote, or by attending the meeting and voting in person. However, a beneficial stockholder who holds his shares in street name must secure a proxy from his broker before he can attend the meeting and vote. All costs of solicitation have been, and will be, borne by the Company.

Householding and Delivery of Proxy Materials

The Company has adopted the process called “householding” for any proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy material, unless we receive contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to the Company at 2170 Piedmont Rd., NE, Atlanta, GA 30324 or by calling 404-888-2000. Eligible stockholders of record receiving multiple copies of the proxy material can request householding by contacting the Company in the same manner.

2	Rollins, Inc. 2017 Proxy Statement

Capital Stock

Capital Stock

The outstanding capital stock of the Company on February 28, 2017 consisted of 218,027,193 shares of Common Stock, par value $1.00 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on February 28, 2017, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with the General Corporation Law of the state of Delaware, the election of the nominees named herein as Directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, with those nominees receiving the most votes being elected, and hence only votes for director nominees (and not abstentions or broker non-votes) are relevant to the outcome. In this case, the nominees receiving the most votes will be elected. The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2017 and to approve the nonbinding shareholder resolution on executive compensation. Abstentions will have the effect of a vote against the advisory proposal on executive compensation and the proposal for the ratification of the appointment of the Company’s independent registered public accounting firm, while broker non-votes will have no effect on either proposal and will be disregarded. The affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote at the meeting is required on the proposal on whether an advisory vote on executive compensation should be held every one, two or three years, meaning that the option that receives the highest number of favorable votes will be considered to represent the non-binding preference of stockholders for the frequency of future advisory votes on executive compensation. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement. It is expected that shares held of record by officers and directors of the Company, which in the aggregate represent approximately 56 percent of the outstanding shares of Common Stock, will be voted for the nominees, for the ratification of the appointment of the Company’s independent registered public accounting firm, for the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and for a frequency of every three years for future advisory votes on executive compensation.

Rollins, Inc. 2017 Proxy Statement	3

Stock Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners and Management

The names of the executives recognized in the Summary Compensation Table and the name and address of each stockholder (or “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who owned beneficially over five percent (5%) of the shares of Common Stock of the Company on February 28, 2017, together with the number of shares owned by each such person and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the executive officers and directors of the Company as a group (according to information received by the Company) are set out below:

	Amount		Percent of
	Beneficially		Outstanding
Name and Address of Beneficial Owner	Owned(1)		Shares
R. Randall Rollins	115,858,256	(2)	53.1

Chairman of the Board
2170 Piedmont Road, N.E.
Atlanta, Georgia
Gary W. Rollins	117,640,459	(3)	54.0

Vice Chairman and Chief Executive Officer
2170 Piedmont Road, N.E.
Atlanta, Georgia
Paul E. Northen	1,177,073	(4)	0.5

Vice President, Chief Financial Officer and Treasurer
2170 Piedmont Road, N.E.
Atlanta, Georgia
John F. Wilson	371,471	(5)	0.2

President and Chief Operating Officer
2170 Piedmont Road, N.E.
Atlanta, Georgia
Thomas E. Luczynski	156,836	(6)	0.1

Corporate Secretary
2170 Piedmont Road, N.E.
Atlanta, Georgia
Eugene A. Iarocci	—		—

Vice President
2170 Piedmont Road, N.E.
Atlanta, Georgia
All Directors and Executive Officers as a group (13 persons)	122,810,262	(7)	56.3
(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(2)	Includes 7,252,521* shares of Company Common Stock held in two charitable trusts of which he is a co-trustee and as to which he shares voting and investment power. Also includes 477,661* shares of Company Common Stock held by his wife. Also includes 107,483,337* shares of Company Common Stock owned by RFPS Management Company I, L.P., a Georgia limited partnership. The general partner of RFPS Management Company I, L.P., is RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc., a Georgia corporation. Mr. R. Randall Rollins is an officer and director of LOR, Inc. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Also includes 234,300 shares of restricted stock awards for Company Common Stock, 12,888 shares of Company Common Stock in an individual retirement account and 5,405 shares of Company Stock in the Rollins 401(k) Savings Plan. Mr. R. Randall Rollins is part of a control group holding company securities that includes Mr. Gary W. Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.
4	Rollins, Inc. 2017 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

(3)	Includes 7,252,521* shares of the Company Common Stock held in two charitable trusts of which he is a co-trustee and as to which he shares voting and investment power. Also includes 7,074* shares of Company Common Stock held by his wife. Also includes 107,483,337* shares of Company Common Stock owned by RFPS Management Company I, L.P., a Georgia limited partnership. The general partner of RFPS Management Company I, L.P., is RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc., a Georgia corporation. Mr. Gary W. Rollins is an officer and director of LOR, Inc. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Also includes 259,200 shares of restricted stock awards for Company Common Stock, 41,247 shares of Company Common Stock in the Company’s employee stock purchase plan, and 6,740 shares of Company Common Stock held in the Rollins 401(k) Savings Plan. Mr. Gary W. Rollins is part of a control group holding company securities that includes Mr. R. Randall Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.
(4)	Includes 1,135,303 shares of Company Common Stock held by the Rollins Pension Plan as to which Mr. Northen has voting power. Also includes 39,500 shares of restricted stock awards for Company Common Stock.
(5)	Includes 120,000 shares of restricted stock awards for Company Common Stock and 10,998 shares of Company Common Stock in the Company’s employee stock purchase plan.
(6)	Includes 21,620 shares of restricted stock awards for Company Common Stock, 22,909 shares held of Company Stock in the Rollins 401(k) Savings Plan and 4,484 shares of Company Common Stock in the Company’s employee stock purchase plan.
(7)	Shares held in trusts as to which more than one officer and/or director are co-trustees or entities in which there is common stock ownership have been included only once.
*	Mr. R. Randall Rollins and Mr. Gary W. Rollins disclaim any beneficial interest in these holdings.

Stock Ownership Requirements

The Company has adopted stock ownership guidelines for the named executive officers identified in the previous table and for key executives designated by the Compensation Committee. The current guidelines as determined by the Compensation Committee include:

1.	Chairman of the Board of Directors and CEO – Ownership equal to 5 times base salary
2.	Rollins, Inc. President – Ownership equal to 4 times base salary
3.	Other Rollins Officers and Orkin, LLC President – Ownership equal to 3 times base salary
4.	Division and Brand Presidents – Ownership equal to 2 times base salary
5.	Other covered executives – Ownership equal to 1 times base salary

The covered executives have a period of four years in which to satisfy the guidelines, from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including shares owned outright by the executive, shares held in the Rollins 401(k) Savings Plan, shares held in the Rollins employee stock purchase and dividend reinvestment plan, shares obtained through stock option exercise and held, restricted stock awards whether or not vested and shares held in trust in the employee’s name. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Executive Stock Ownership Guidelines and the executive is required to retain a minimum of 25% of any future equity awards.

Rollins, Inc. 2017 Proxy Statement	5

Proposal 1

Proposal 1:

Election of Directors

At the Annual Meeting, Messrs. R. Randall Rollins, Henry B. Tippie and James B. Williams will be nominated to serve as Class I Directors. The nominees for election at the 2017 Annual Meeting are now directors of the Company. The directors in Class I will serve for a term of three years. The director nominees will serve in their respective class until their successors are elected and qualified. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company’s by-laws, which provide for the election of directors for staggered terms, with each director serving a three-year term. Unless authority is withheld, the proxy holders will vote for the election of each nominee named below as a director. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors and recommended by the Nominating and Governance Committee to fill such vacancy.

Director Qualifications

As described in more detail below, we believe that each of our directors is well suited to serve on our Board for a variety of individual reasons and because collectively they bring a wealth of experience from diverse backgrounds that have combined to provide us with an excellent mix of experiences and viewpoints. The information below has the name and age of each of our directors and each of the nominees with his or her principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by each and the percentage of outstanding shares that ownership represents, all as of the close of business on February 28, 2017 (according to information received by the Company), other board memberships and the period during which he/she has served us as a director.

				Shares of		Percent of
		Service as		Common		Outstanding
Name	Principal Occupation(1)	Director	Age	Stock(2)		Shares
Names of Director Nominees
Class I (Term Expires 2017, New Term Expires 2020)
R. Randall Rollins(3)	Chairman of Rollins, Inc.; Chairman of the Board	1968 to date	85	115,858,256	(5)	53.1
	of the Company; Chairman of the Board of RPC,
	Inc. (oil and gas field services); and Chairman of
	the Board of Marine Products Corporation (boat
	manufacturing)
Henry B. Tippie	Presiding Director of the Company; Chairman	1960 to 1970;	90	2,253,034	(6)	1.0
	of the Board and Chief Executive Officer of	1974 to date
	Tippie Services, Inc. (management services);
	Chairman of the Board of Dover Downs Gaming &
	Entertainment, Inc. (operator of multi-purpose
	gaming and entertainment complex); and
	Chairman of the Board of Dover Motorsports, Inc.
	(operator of motorsports tracks); Presiding Director
	of RPC, Inc. (oil and gas field services) and Marine
	Products Corporation (boat manufacturing)
James B. Williams	Retired Chairman of the Executive Committee,	1978 to date	83	151,874		*
	SunTrust Banks, Inc. (bank holding company)

Continued on page 7
6	Rollins, Inc. 2017 Proxy Statement

Proposal 1

Continued from page 6

Names of Directors Whose Terms Have Not Expired
Class II (Term Expires 2018)
Gary W. Rollins(3)	Vice Chairman and Chief Executive Officer of the	1981 to date	72	117,640,459	(7)	54.0
	Company
Larry L. Prince	Retired Chairman of the Board of Directors	2009 to date	78	22,500		*
	of Genuine Parts Company (automotive parts
	distributor).
Pamela R. Rollins(4)	Board Member for Young Harris College, National	2015 to date	59	83,250		*
	Monuments Foundation and the O. Wayne Rollins
	Foundation. Former Board Member of The Lovett
	School and an Emeritus Board Member of the
	Schenck School.
Class III (Term Expires 2019)
Bill J. Dismuke	Retired President of Edwards Baking Company	1984 to date	80	6,832		*
	(manufacturer of baked pies and pie pieces)
Thomas J. Lawley,	Dean of the Emory University School of Medicine	2006 to date	70	4,500		*
M.D.	from 1996 to 2013
John F. Wilson	President and Chief Operating Officer of the	2013 to date	59	371,471		*
	Company
(1)	Except as noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his present title) and in their bios below for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the Boards of Directors of the following companies: R. Randall Rollins: Dover Motorsports, Inc. and Dover Downs Gaming and Entertainment, Inc., Gary W. Rollins, Genuine Parts Company and Emory University. All persons named, with the exception of Pamela R. Rollins, Thomas J. Lawley, M.D., and John F. Wilson, in the above table, are directors of RPC, Inc. and Marine Products Corporation.

Larry L. Prince formerly served as a director of SunTrust Banks, Inc., Crawford & Company, Equifax John H. Harland Company and Genuine Parts Company, and James B. Williams formerly served as director of The Coca-Cola Company.

(2)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(3)	R. Randall Rollins and Gary W. Rollins are brothers.

(4)	Pamela R. Rollins is the daughter of R. Randall Rollins and niece of Gary W. Rollins.
(5)	See information contained in footnote (2) to the table appearing in the Stock Ownership of Certain Beneficial Owners and Management section.
(6)	Includes 757 shares held in a wholly owned corporation and 2,277** shares held by his wife.
(7)	See information contained in footnote (3) to the table appearing in Stock Ownership of Certain Beneficial Owners and Management section.
*	Less than 1% of outstanding shares.
**	Mr. Henry B. Tippie disclaims any beneficial interest in these holdings.
Rollins, Inc. 2017 Proxy Statement	7

Proposal 1

The following information is furnished as of February 28, 2017, for each of our directors and each of the nominees:

Key Attributes, Experience and Skills of Directors

R. Randall Rollins, 85, was elected a Director of Rollins, Inc. in 1968. Mr. Rollins has extensive knowledge of the Company’s Business and Industry serving over 65 years at the Company. Mr. Rollins serves as Chairman of the Board of the Company. He has held the position of Chairman of the Board since October 1991. He is also Chairman of the Board for Marine Products Corporation as well as RPC, Inc. Mr. Rollins has been a Director of Dover Motorsports, Inc. since 1996 and a Director of Dover Downs Gaming & Entertainment, Inc. since 2002. Mr. Rollins served as a Director of SunTrust Banks, Inc. from 1995 to April 20, 2004.

Gary W. Rollins, 72, was elected a Director of Rollins, Inc. in 1981. Mr. Rollins has extensive knowledge of the Company’s Business and Industry serving over 48 years at the Company. He serves as Vice Chairman of the Company. In addition, Mr. Rollins is the Chief Executive Officer of the Company. Since 2001, Mr. Rollins has been a Director of Marine Products Corporation and a Director of RPC, Inc. since 1984. Since 2005, Mr. Rollins has served as a Director of Genuine Parts Company.

Henry B. Tippie, 90, was elected a Director of Rollins, Inc. in 1974. He had previously been a director from 1960-1970. Mr. Tippie brings extensive financial and management experience to our Board of Directors serving as not only Controller but also Chief Financial Officer from 1953 until November 1970. Mr. Tippie has over 65 years of experience including being involved with publicly owned companies during the past 56 years in various positions including founder, CFO, CEO, President, Vice Chairman and Chairman of the Board as the case might be. He is currently Chairman of the Board for Dover Downs Gaming & Entertainment, Inc. as well as Dover Motorsports, Inc. and additionally also a Director for Marine Products Corporation and RPC, Inc.

James B. Williams, 83, was elected a Director of Rollins, Inc. in 1978. Mr. Williams brings extensive financial and management experience to our Board of Directors and has served over 38 years as a Director. He retired in March 1998 as Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company. He is a Director of Marine Products Corporation and RPC, Inc. Mr. Williams was previously a director of The Coca-Cola Company.

Bill J. Dismuke, 80, was elected a Director of Rollins, Inc. in 1984. Mr. Dismuke brings extensive financial, management and manufacturing experience to our Board of Directors serving as Senior Vice President of Rollins, Inc. for five years from 1979 until 1984. He retired as President of Edwards Baking Company in 1995. Mr. Dismuke has been a Director of RPC, Inc. and Marine Products Corporation since January 2005.

Thomas J. Lawley, MD, 70, was elected a Director of Rollins, Inc. in 2006. Dr. Lawley brings extensive medical and management experience in the healthcare industry to the Board of Directors. He served as Dean of Emory University School of Medicine from 1996 to 2013. He has served on many boards and committees; including the National Institutes of Health study sections, the National Institute of Allergy and Infectious Diseases Council, the Grady Health System, and the Association of American Medical Colleges. Dr. Lawley has been president of the Emory Medical Care Foundation, Emory’s physician practice plan at Grady Hospital, and was on the board of the Emory Children’s Center. He also has served on the boards of directors of the Emory Clinic and Emory Healthcare. Dr. Lawley is currently a Professor of Dermatology at Emory University. In the past year, Thomas J. Lawley, M.D. was appointed to the Board of Trustees for the Woodruff Foundation, the Ichauway Foundation and the Woodruff Fund, Inc.

Larry L. Prince, 78, was elected a Director of Rollins, Inc. in 2009. Mr. Prince brings extensive management experience to our Board of Directors. He also served as Chairman of the Board from 1990 through February 2005 and as Chief Executive Officer from 1989 through August 2004 of Genuine Parts Company. Mr. Prince is also a Director of RPC, Inc. and Marine Products Corporation. Mr. Prince previously served as a director of SunTrust Banks, Inc., Crawford & Company, Equifax and John H. Harland Company.

John F. Wilson, 59, was elected a Director of Rollins, Inc. in 2013. He serves as President and Chief Operating Officer of the Company. He previously served as President of Orkin USA and as a Vice President of the Company. Mr. Wilson joined the Company in 1996 and has held various positions of increasing responsibility, including sales inspector, branch manager, Central Commercial region manager, Atlantic Division vice president, and president of the Southeast Division.

Pamela R. Rollins, 59, was elected a Director of Rollins, Inc. in 2015. She holds a B.A. Degree from Stephens College with a major in Family Community Studies. Ms. Rollins is a Trustee of Young Harris College and The O. Wayne Rollins Foundation, a Trustee Emeritus of The Schenck School, a Board Member of The National Monuments Foundation and a former Board Member of The Lovett School.

Our Board of Directors recommends a vote FOR the nominees above.

8	Rollins, Inc. 2017 Proxy Statement

Proposal 3

Proposal 2:

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. During fiscal 2016, Grant Thornton LLP served as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to attend the annual meeting and will have the opportunity to respond to appropriate questions and, if they desire, to make a statement.

Although the Company is not required to seek ratification of this appointment, the Audit Committee and the Board of Directors believes that it is appropriate to do so. If stockholders do not ratify the appointment of Grant Thornton LLP, the current appointment will stand, but the Audit Committee will consider the stockholder action in determining whether to retain Grant Thornton LLP as the Company’s independent registered public accounting firm for future fiscal years.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.

Proposal 3:

Nonbinding Vote on Executive Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented. Stockholders who want to communicate with the Board of Directors or management should refer to “Stockholder Communications with the Board of Directors” on page 14 of this proxy statement for additional information.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers are identified on page 4, and the compensation of the named executive officers is described on pages 18 to 30, including the Compensation Discussion and Analysis (“CD&A”) on pages 17 to 30. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2016 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that Rollins, Inc.’s stockholders approve, on an advisory basis, the compensation of Rollins, Inc.’s named executive officers as disclosed in Rollins, Inc.’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or the Board of Directors and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Board, or to create or imply any additional fiduciary duties for us or the Board.

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Currently, we hold stockholder advisory votes on executive compensation every three years, and the next such vote after this years’ vote is scheduled to occur in 2020.

Our Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

Rollins, Inc. 2017 Proxy Statement	9

Corporate Governance and Board of Directors’ Committees and Meetings

Proposal 4:

Nonbinding Vote Regarding the Frequency of Voting on Executive Compensation

Under the Dodd-Frank Act, we are also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “Say on Pay” advisory vote such as Proposal No. 3. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. Our Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from our stockholders. Accordingly, as indicated below, the Board recommends that you vote in favor of a three-year advisory vote on our compensation programs. The stockholders voted in 2011 to conduct advisory votes to approve executive compensation every three years, and consistent with that vote, the next advisory vote to approve executive compensation will be held at the 2017 Annual Meeting of Stockholders. The adversary vote on the frequency of voting on executive compensation is to be held not less frequently than every six years, with the next such vote in the 2023 Annual Meeting of Stockholders.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Rollins, Inc. is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or the Board and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Board, or to create or imply any additional fiduciary duties for us or the Board.

Currently, we hold stockholder advisory votes on executive compensation every three years, and the next such vote after this years’ vote is scheduled to occur in 2020.

Our Board of Directors unanimously recommends that you vote FOR the option of “Once Every Three Years” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

Corporate Governance and Board of Directors’ Committees and Meetings

Board Meetings and Compensation

The Board of Directors met five times during the year ended December 31, 2016. No director attended fewer than 75 percent of the Board meetings held during such director’s term of service and meetings of committees on which he/she served during 2016. In addition, the Company has from time to time formed a special committee for the purpose of evaluating and approving certain transactions in which other directors of the Company have an interest. During 2016, the Company had no such committee.

The Board of Directors has an Audit Committee, Compensation Committee, Diversity Committee and a Nominating and Governance Committee.

Below is a summary of our committee structure and membership information.

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Corporate Governance and Board of Directors’ Committees and Meetings

Nominating &
	Audit	Compensation	Diversity	Executive	Governance
Board of Directors	Committee	Committee	Committee	Committee	Committee
R. Randall Rollins[1]				Member
Henry B. Tippie[2]	Chair	Chair	Chair		Chair
James B. Williams[2]	Member	Member	Member		Member
Bill J. Dismuke[2]	Member
Gary W. Rollins[3]				Member
Thomas J. Lawley M.D.
Larry L. Prince[2]	Member	Member	Member		Member
John F. Wilson
Pamela R. Rollins
(1)	Chairman of the Board of Directors
(2)	Financial Expert
(3)	Vice Chairman and Chief Executive Officer

Audit Committee

The Audit Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), James B. Williams, Bill J. Dismuke and Larry L. Prince. The Audit Committee held five meetings during the fiscal year ended December 31, 2016 including a meeting to review the Company’s Form 10-K for the year ending December 31, 2015. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined by the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The Board of Directors has also determined that all of the Audit Committee members are “Audit Committee Financial Experts” as defined in the SEC rules. The Audit Committee meets with the Company’s independent public accountants, Director of Internal Audit, and Chief Financial Officer to review the scope and results of audits and recommendations made with respect to internal and external accounting controls, specific accounting, and financial reporting issues. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors, as it deems necessary to carry out its duties. The Audit Committee charter is available on the Company’s website at www.rollins.com, under the Governance section.

Compensation Committee

The Compensation Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), James B. Williams and Larry L. Prince. It held two meetings during the fiscal year ended December 31, 2016. The function of the Compensation Committee is to set the base salary and cash based incentive compensation of all of the executive officers of the Company. The Compensation Committee also administers the Rollins, Inc. Employee Stock Incentive Plan. The Compensation Committee does not have a formal charter, and is not required to have one under the “controlled company” exemption under the NYSE rules, as described in the section titled “Director Independence and NYSE Requirements” below.

Diversity Committee

The Diversity Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), James B. Williams and Larry L. Prince. It held one meeting during the fiscal year ended December 31, 2016. The function of the Diversity Committee is to monitor compliance with applicable non-discrimination laws.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), James B. Williams, and Larry L. Prince, each of whom is independent, as discussed previously. The Committee was formed in 2002 pursuant to a resolution passed by the Board of Directors for the following purposes:

•	to recommend to our Board of Directors nominees for director and to consider any nominations properly made by a stockholder;
•	upon request of our Board of Directors, to review and report to the Board with regard to matters of corporate governance; and
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Corporate Governance and Board of Directors’ Committees and Meetings

•	to make recommendations to our Board of Directors regarding the agenda for our annual stockholders’ meetings and with respect to appropriate action to be taken in response to any stockholder proposals.

The Nominating and Governance Committee held one meeting during the fiscal year ended December 31, 2016. We are not required by law or by New York Stock Exchange rules to have a nominating committee since we are a controlled corporation as described below under the heading “Director Independence and NYSE Requirements.” We established the Nominating and Corporate Governance Committee to promote responsible corporate governance practices and we currently intend to maintain the Committee going forward.

Director Nominations

Under Delaware law, there are no statutory criteria or qualifications for directors. The Board has prescribed no criteria or qualifications at this time. The Nominating and Governance Committee does not have a charter or a formal policy with regard to the consideration of director candidates. As such, there is no formal policy relative to diversity, although as noted below, it is one of many factors that the Nominating and Corporate Governance Committee has the discretion to factor into its decision-making. This discretion would extend to how the Committee might define diversity in a particular instance – whether in terms of background, viewpoint, experience, education, race, gender, national origin or other considerations. However, our Nominating and Corporate Governance Committee acts under the guidance of the corporate governance guidelines approved by the Board of Directors on January 27, 2004, as amended January 25, 2005, and posted on the Company’s website at www.rollins.com under the Governance section. The Board believes that it should preserve maximum flexibility in order to select directors with sound judgment and other desirable qualities. According to the Company’s corporate governance guidelines, the Board of Directors will be responsible for selecting nominees for election to the Board of Directors. The Board delegates the screening process involved to the Nominating and Governance Committee. This Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. This determination takes into account all factors, which the Committee considers appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age, and the extent to which the individual would fill a present need on the Board. The Company’s by-laws provide that any stockholder entitled to vote for the election of directors may make nominations for the election of directors. Nominations must comply with an advance notice procedure which generally requires, with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and received not less than ninety nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements set forth in detail in the Company’s by-laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other requirements related to the notice are contained in the Company’s by-laws, and stockholders are advised to carefully review those requirements to ensure that nominations comply with the by-laws. The Committee will consider nominations from stockholders who satisfy these requirements. The Committee is responsible for screening the nominees that are selected by the Board of Directors for nomination to the Board and for service on committees of the Board. The Company has not received a recommendation for a director nominee from a shareholder. All of the nominees for directors being voted upon at the Annual Meeting to be held on April 25, 2017 are directors standing for re-election.

Board Leadership

Since July 2001, the Company has had separate persons serving as its Chairman of the Board and Chief Executive Officer. R. Randall Rollins is our Chairman and chairs our Board meetings. Gary W. Rollins is our Vice Chairman and Chief Executive Officer. John F. Wilson is our President and Chief Operating Officer. We believe that it represents the appropriate structure for us at this time; the Chairman of the Board provides general oversight and strategic planning for the Company while the Chief Executive Officer and President and Chief Operating Officer focus on optimizing operational efficiencies.

Risk Oversight by Board

Our Board’s oversight of risk has not been delegated to any Board Committee. “Risk” is an extremely broad concept that extends to multiple functional areas and crosses multiple disciplines. As such, risk may be addressed from time to time by the full Board or by one or more of our Committees. Senior management is responsible for identifying and managing material risks that we face while insurable risks and litigation risks are handled primarily by the risk management department. Senior management provides the Board with a summary of insurance coverage annually and updates as deemed necessary. Liquidity risk,

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Corporate Governance and Board of Directors’ Committees and Meetings

credit risk and risks associated with our credit facilities and cash management are handled primarily by our finance department, which regularly provides a financial report to both the Audit Committee and to the full Board. Operational, business, regulatory and political risks are handled primarily by senior executive management, which regularly provides various operational reports to, among others, the full Board or to the Executive Committee.

Director Independence and NYSE Requirements

Controlled Company Exemption. We have elected to be treated as a “controlled company” as defined by New York Stock Exchange Section 303A.00. This Section provides that a controlled company need not comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual. Section 303A.01 requires that listed companies have a majority of independent directors. As a controlled company, this Section does not apply to us. Sections 303A.04 and 303A.05 require that listed companies have a nominating and corporate governance committee and a compensation committee, in each case composed entirely of independent directors, and that each of these committees must have a charter that addresses both the committee’s purpose and responsibilities and the need for an annual performance evaluation by the committee. While we have a nominating and corporate governance committee and a compensation committee, we are not required to and do not comply with all of the provisions of Sections 303A.04 and 303A.05. We are a “controlled company” because a group that includes the Company’s Chairman, R. Randall Rollins and his brother, Gary W. Rollins, who is the Company’s Vice Chairman and Chief Executive Officer of the Company and certain companies under their control, possesses in excess of fifty percent of our voting power. This means that they have the ability to determine the outcome of the election of directors at our annual meetings and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power. Such a concentration of voting power could also have the effect of delaying or preventing a third party from acquiring us at a premium.

The Company’s Audit Committee is composed of four “independent” directors as defined by the Company’s Corporate Governance Guidelines, the New York Stock Exchange rules, the Securities Exchange Act of 1934, SEC regulations thereunder, and the Company’s Audit Committee Charter. The members of the Compensation and Nominating and Corporate Governance Committees are also entirely composed of “independent” directors. The Board of Directors has also concluded that all of the members of the Audit Committee and Thomas J. Lawley are “independent directors” under the Company’s Corporate Governance Guidelines and the New York Stock Exchange listing standards.

Independence Guidelines. Under New York Stock Exchange listing standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The New York Stock Exchange standards set forth a nonexclusive list of relationships, which are conclusively deemed material.

The Company’s Independence Guidelines (Appendix A to the Company’s Corporate Governance Guidelines) are posted on the Company’s website at www.rollins.com under the Governance section and include categorical standards for determining independence in specified situations.

Audit Committee Charter. Under the Company’s Audit Committee Charter, in accordance with New York Stock Exchange listing requirements and the Exchange Act, all members of the Audit Committee must be independent of management and the Company. A member of the Audit Committee is considered independent as long as he or she (i) does not accept any consulting, advisory, or compensatory fee from the Company, other than as a director or committee member; (ii) is not an affiliated person of the Company or its subsidiaries; and (iii) otherwise meets the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Nonmaterial Relationships. After reviewing all of the relationships between the members of the Audit Committee, and Thomas J. Lawley, M.D., on the one hand, and the Company, on the other hand, the Board of Directors determined that none of them had any relationships not included within the categorical standards set forth in the Independence Guidelines and discussed above except as follows:

1.	Mr. Tippie was employed by the Company from 1953 to 1970, and held several offices with the Company during that time, including as Executive Vice President – Finance, Secretary, Treasurer and Chief Financial Officer.
2.	Mr. Tippie is Chairman of the Board of Directors of Dover Motorsports, Inc. and Dover Downs Gaming and Entertainment, Inc. R. Randall Rollins is also a director of these companies.
3.	Mr. Tippie is a co-trustee of The O. Wayne Rollins Foundation and of the Rollins Children’s Trust. O. Wayne Rollins is the father of R. Randall Rollins and Gary W. Rollins. The beneficiaries of the Rollins Children’s Trust include the immediate family members of R. Randall Rollins and Gary W. Rollins.
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Corporate Governance and Board of Directors’ Committees and Meetings

4.	Mr. Dismuke was employed by the company from 1979 to 1984, and held several offices with the Company during that time, including Senior Vice President.
5.	Each of Messrs. Dismuke, Prince, Tippie and Williams also serve on the Boards of RPC, Inc. and Marine Products Corporation. Messrs. Gary and Randall Rollins are directors of RPC, Inc. and Marine Products Corporation, and have voting control over these companies. These companies are held by a control group of which Messrs. Randall and Gary Rollins are a part. Mr. Randall Rollins is an executive officer of Marine Products Corporation.
6.	Thomas J. Lawley, M.D. was the Dean of the Emory University School of Medicine from 1996 to 2013. Various charitable contributions have been made by the O. Wayne Rollins Foundation to Emory University in the past, including charitable contributions made by the Foundation to the Emory University School of Medicine and to the Emory University School of Public Health. Gary Rollins is a director of Emory University.
7.	Mr. James B. Williams is the Chairman of the Board of the Woodruff Foundation, the Ichauway Foundation and the Woodruff Fund, Inc. Mr. R. Randall Rollins serves on the Woodruff Fund board and Thomas J. Lawley, M.D. is on the Board of Trustees of all three boards.

As required by the Independence Guidelines, the Board of Directors unanimously concluded that the above listed relationships would not affect the independent judgment of the independent directors, based on their experience, character and independent means, and therefore do not preclude an independence determination. All of the members of the Audit Committee are also independent under the heightened standards required for Audit Committee members.

In accordance with the NYSE corporate governance listing standards, Mr. Henry B. Tippie was elected as the Presiding Director. The Company’s non-management directors meet at regularly scheduled executive sessions without management. Mr. Tippie presides during these executive sessions.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to formalize and promote better understanding of our policies and procedures. At least annually, the Board reviews these guidelines. A copy of our current Corporate Governance Guidelines may be found at our website (www.rollins.com) under the heading “Governance.” As required by the rules of the New York Stock Exchange, our Corporate Governance Guidelines require that our non-management directors meet in regularly scheduled executive sessions per year without management, and such meetings are currently required to occur at least twice annually.

At the Company’s website (www.rollins.com), under the heading “Governance,” you may access a copy of our Corporate Governance Guidelines, our Audit Committee Charter, our Code of Business Conduct and our Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transaction Policy.

Code of Business Conduct

The Company has adopted a Code of Business Conduct applicable to all directors, officers and employees generally, as well as a supplemental Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transaction Policy applicable to the directors and the principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for the Company. Both codes are available on the Company’s website at www.rollins.com.

Director Communications

The Company also has a process for interested parties, including stockholders, to send communications to the Board of Directors, Presiding Director, any of the Board Committees or the non-management directors as a group. Such communications should be addressed as follows:

Mr. Henry B. Tippie
c/o Internal Audit Department
Rollins, Inc.
2170 Piedmont Road, N.E.
Atlanta, Georgia 30324

The above instructions for communications with the directors are also posted on our website at www.rollins.com under the Governance section. All communications received from interested parties are forwarded to the Board of Directors. Any communication addressed solely to the Presiding Director or the non-management directors will be forwarded directly to the appropriate addressee(s).

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Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

None of the directors named on pages 6 and 7 who serve on the Company’s Compensation Committee are currently employees of the Company. Mr. Tippie was employed by the Company from 1953 to 1970, and held several offices with the Company during that time, including as Executive Vice President – Finance, Secretary, Treasurer and Chief Financial Officer.

Director Compensation

The following table sets forth compensation to our directors for services rendered as a director for the year ended December 31, 2016. Three of our directors, Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson are our employees. The compensation for Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson are set forth in the Summary Compensation Table under Executive Compensation. Other than Messrs. Henry B. Tippie and Bill J. Dismuke, the directors listed below have never been employed by the Company or paid a salary or bonus by the Company, have never been granted any options or other stock based awards, and do not participate in any Company sponsored retirement plans. Mr. Henry B. Tippie has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock based awards, and has not participated in any Company sponsored retirement plans since his employment with the Company ceased in 1970. Mr. Bill J. Dismuke has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock based awards, and has not participated in any Company sponsored retirement plans since his employment with the Company ceased in 1984.

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards
Name	Cash ($)	($)	($)	Total ($)
Henry B. Tippie	124,000	—	—	124,000
Larry L. Prince	72,000	—	—	72,000
James B. Williams	72,000	—	—	72,000
Bill J. Dismuke	65,000	—	—	65,000
Thomas J. Lawley, M.D.	52,500	—	—	52,500
Pamela R. Rollins	52,500	—	—	52,500

Directors that are our employees do not receive any additional compensation for services rendered as a director.

Under the current compensation arrangements, effective January 1, 2015, non-management directors each receive an annual retainer fee of $40,000. In addition, the Chairman of the Audit Committee receives an annual retainer of $20,000, the Chairman of the Compensation Committee receives an annual retainer of $10,000 and the Chairman of each of the Corporate Governance/Nominating Committee and Diversity Committee receives an annual retainer of $6,000. A director that chairs more than one committee receives a retainer with respect to each Committee he chairs. All of the retainers are paid on a quarterly basis. Current per meeting fees for non-management directors are as follows:

•	For meetings of the Board of Directors, $2,500.
•	For meetings of the Compensation Committee, $2,000.
•	For meetings of the Corporate Governance/Nominating Committee and Diversity Committee $1,500
•	For meetings of the Audit Committee in person and telephonic, $2,500.
•	In addition, the Chairman of the Audit Committee receives an additional $2,500 for preparing to conduct each quarterly Board and Board committee meeting.

All non-management directors are also entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee shall not be incorporated by reference into any such filings.

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Compensation Committee Interlocks and Insider Participation

Report of the Audit Committee

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, that is the responsibility of management.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2016, the Audit Committee:

•	Approved the terms of engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016;
•	Reviewed with management the interim financial information included in the Forms 10-Q prior to their being filed with the SEC. In addition, the Committee reviewed all earnings releases with management and the Company’s independent public accounting firm prior to their release;
•	Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company as of December 31, 2016 and 2015 and for the three years ended December 31, 2016;
•	Reviewed and discussed with the Company’s management and the independent registered public accounting firm, management’s assessment that the Company maintained effective control over financial reporting as of December 31, 2016;
•	Discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and
•	Received from the independent registered public accounting firm the written disclosures and the letter in accordance with the requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Committee concerning independence, and discussed with such firm its independence from the Company.

Based upon the review and discussions referred to previously, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and subsidiaries as of December 31, 2016 and 2015 and for the three years ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the Board of Directors.

Henry B. Tippie, Chairman
James B. Williams
Bill J. Dismuke
Larry L. Prince

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Compensation Discussion and Analysis

Compensation Discussion and Analysis

Compensation Committee

During the fiscal year ended December 31, 2016, the members of our Compensation Committee held primary responsibility for determining executive compensation levels. The Committee is composed of three of our non-management directors who do not participate in the Company’s compensation plans. The Committee determines the compensation and administers the performance-based cash compensation plan for our executive officers. In addition, the Committee also administers our Stock Incentive Plan for all the employees.

The members of our Compensation Committee have extensive and varied experience with various public and private corporations as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels. Henry B. Tippie, the Chairman of the Compensation Committee, has served on the board of directors of twelve different publicly traded companies and has been involved in setting executive compensation levels at all of these companies. Messrs. James B. Williams and Larry L. Prince have served on the board of directors of several different publicly traded companies and have similarly been involved in setting executive compensation levels at many of these companies.

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input from management concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management where it deems such delegation appropriate and permitted under applicable law. The Committee has not used the services of any compensation consultants in determining or recommending the amount of form of executive compensation.

The Compensation Committee believes that determinations relative to executive compensation levels are best left to the discretion of the Committee. In addition to the extensive experience and expertise of the Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Committee has access to the wealth of readily available public information relative to structuring executive compensation programs and setting appropriate compensation levels. The Committee also believes that the structure of our executive compensation programs should not become overly complicated or difficult to understand.

The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an every three years advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in April 2014, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. The shareholders voted to hold a say-on-pay advisory vote on executive compensation every three years, and the Board resolved to accept the shareholders’ recommendation. As a result, the advisory vote on executive compensation will be held again at the 2017 Annual Meeting. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

General Compensation Objectives and Guidelines

The Company is engaged in a highly competitive industry. The success of the Company depends on our ability to attract and retain highly qualified and motivated executives. In order to accomplish this objective, we have endeavored to structure our executive compensation in a fashion that gives our Compensation Committee the flexibility to take into account our operating performance and the individual performance of the executive.

The Compensation Committee endorses the philosophy that executive compensation should reflect Company performance and the contribution of executive officers to that performance. The Company’s compensation policy is designed to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve Company objectives, and (iii) align the interests of our executives with the long-term interests of the Company’s stockholders.

The Committee recognizes that there are many intangibles involved in evaluating performance and in motivating performance, and that determining an appropriate compensation level is a highly subjective endeavor. The analysis of the Committee is not based upon a structured formula and the objectives referred to above are not weighted in any formal manner.

Rollins, Inc. 2017 Proxy Statement	17

Compensation Discussion and Analysis

Pursuant to our compensation philosophy, the total annual compensation of our executive officers is primarily made up of one or more of three elements. The three elements are salary, annual performance-based incentive compensation and grants of stock based awards such as restricted stock. In addition, the Company provides retirement compensation plans, group welfare benefits and certain perquisites.

We believe a competitive base salary is important to attract, retain and motivate top executives. We believe annual performance-based incentive compensation is valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our stockholders.

Effective November 1, 2006, we adopted formal Stock Ownership Guidelines for our executive officers and note that our executive officers are significant stockholders of the Company, as disclosed elsewhere in this Proxy Statement. The purpose of these Guidelines is to align the interests of executives with the interests of stockholders and further promote our longstanding commitment to sound corporate governance.

The Committee is mindful of the stock ownership of our directors and executive officers but does not believe that it is appropriate to provide a mechanism or formula to take stock ownership (or gains from prior option or stock awards) into account when setting compensation levels. As do many public companies, we have historically provided in our insider trading policies that directors and executive officers may not sell Company securities short and may not sell puts, calls or other derivative securities tied to our Common Stock.

We expect that the salary and other compensation paid to our executive officers will qualify for income tax deductibility under the limits of Section 162(m) of the Internal Revenue Code. However, the Committee may authorize compensation, which may not, in a specific case, be fully deductible by the Company.

Our executive bonus agreements contain a provision that provides that, among other things, if any bonus amount is paid as a result of misrepresented or inaccurate performance, the Company may require repayment of some or all of the excess bonus paid, subject to applicable laws. This recoupment policy reflects the Company’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies. As all incentives and awards remain within the discretion of the Compensation Committee, the Committee also retains the ability to take any restatements or adjustments into account in subsequent years. In addition, the Sarbanes-Oxley Act requires in the case of accounting restatements that result from material non-compliance with SEC financial reporting requirements, that the Chief Executive Officer and Chief Financial Officer must disgorge bonuses and other incentive-based compensation and profits on stock sales received during the 12 months following publication of the misstated financials, if the non-compliance results from misconduct.

Salary

The salary of each executive officer is determined by the Compensation Committee. In making its determinations, the Committee gives consideration to our operating performance for the prior fiscal year and the individual executive’s performance. The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels. Effective January 1, 2016, the following adjustments were made to the base salaries of our executive officers: Gary W. Rollins $1,000,000 (no change from 2015); Paul E. Northen $400,000 ($50,000 increase from 2015): R. Randall Rollins $900,000 (no change from 2015); John F. Wilson $650,000 ($50,000 increase from 2015); Thomas E. Luczynski $267,010 ($8,010 increase from 2015); and Eugene A. Iarocci $493,500 ($23,500 increase from 2015). Effective January 1, 2017, the following adjustments were made to the base salaries of our executive officers: Gary W. Rollins $1,000,000 (no change from 2016); Paul E. Northen $450,000 ($50,000 increase from 2016): R. Randall Rollins $900,000 (no change from 2016); John F. Wilson $700,000 ($50,000 increase from 2016); Thomas E. Luczynski $280,000 ($12,990 increase from 2016); and Eugene A. Iarocci was no longer serving as an executive officer of the Company at December 31, 2016 and was paid an annual salary of $493,500 through retirement September 30, 2016.

Performance-Based Plan

At the annual meeting of stockholders held on April 23, 2013, the stockholders approved the terms of the Company’s Performance-Based Incentive Cash Compensation Plan for Executive Officers (the “Cash Incentive Plan”). Under the Cash Incentive Plan, executive officers have an opportunity to earn bonuses of up to 100 percent of their annual salaries, not to exceed a maximum amount of $2 million per individual per year, upon achievement of bonus performance goals which are pre-set every year by the Compensation Committee upon its approval of the performance bonus program for that year. For 2016, these performance goals were based on targeted revenue growth, targeted pre-tax profit growth, and increase in pre-tax profits over the previous year’s pre-tax profit base.

For 2016, these performance goals for Messrs. R. Randall Rollins, Gary W. Rollins, John F. Wilson, Paul E. Northen and Thomas E. Luczynski were based on targeted revenue growth

18	Rollins, Inc. 2017 Proxy Statement

Compensation Discussion and Analysis

of the Company, targeted pre-tax profit of the Company, and increased pre-tax profits over the previous year’s pre-tax profit base of the Company. Due to Eugene A. Iarocci’s retirement in September 2016, the Compensation Committee recommended and the Board of Directors approved that Eugene A. Iarocci receive a pro-rated bonus with respect to 2016 of 75% of the full year 2016 bonus for each of his 2016 target performances.

For the Company revenue performance goal, Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson were eligible to earn bonuses of between 10 and 35 percent of their respective annual base salary. Paul E. Northen was eligible to earn a bonus of between 2.5 percent and 15 percent of his annual base salary. The minimum revenue performance compared to the prior year for these persons to be eligible to earn a bonus under this element of the Cash Incentive Plan for 2016 was 0.29 percent decrease. Because the actual increase in Company revenues in 2016 over base year revenues was 5.9 percent, this resulted in bonuses of 35 percent of salary for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson and 15 percent of salary for Paul E. Northen.

For the divisional revenue performance goal, Eugene A. Iarocci was eligible to earn a bonus of between 3.75 percent and 20 percent of his annual base salary. The minimum growth in divisional revenue over the prior year revenue base to earn a bonus under this element under the Cash Incentive Plan for 2016, which was 4.75 percent, was set at a level that the Company believes was moderately difficult to achieve. Based upon the actual increase in his divisional revenues, this resulted in a bonus of 15 percent of salary for Eugene A. Iarocci.

For the Company pre-tax profit to plan performance goal, Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson were eligible to earn bonuses of between 15 and 40 percent of his annual base salaries. Paul E. Northen was eligible to receive a bonus of between 3.75 and 20 percent of his annual base salary. Thomas E. Luczynski was eligible to receive a bonus of between 3.75 and 18.7 percent of his annual base salary. Eugene A. Iarocci was eligible to receive a bonus of between 2.5 and 10 percent of his annual salary. The minimum growth in the Company’s pre-tax profit for 2016 was 4.4 percent over the corresponding amount for 2015. The Company’s 2016 performance resulted in an actual increase in pre-tax profit over the 2015 base amount of 10.9 percent. This resulted in bonuses of 40 percent of salary for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson, 20 percent of salary for Paul E. Northen, 18.7 percent of salary for Thomas E. Luczynski, and 10 percent for Eugene A. Iarocci.

For the element of the Cash Incentive Plan tied to the increase in Company pre-tax profit over the prior year base amount, Messrs. R. Randall Rollins, Gary W. Rollins, John F. Wilson, and

Paul E. Northen were eligible to participate in the bonus pool at the rate specified below.

	Rate of Participation
	in Increase in	Amount of Participation
	Pre-Tax Profits	as Percentage of
	Exceeding 2015 Pre-Tax	Annual Salary
	Profit Base	@102.9% of Plan
Gary W. Rollins	0.761%	25%
R. Randall Rollins	0.685%	25%
John F. Wilson	0.495%	25%
Paul E. Northen	0.183%	15%
Thomas E. Luczynski	0.150%	15%

The Company’s 2015 pre-tax profit base was $243,178,000. For this element of the Cash Incentive Plan, the Company’s 2016 performance resulted in bonuses of 20.2 percent of salary for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson and 12.1 percent and 15 percent of salary for Paul E. Northen and Thomas E. Luczynski, respectively.

Messrs. Paul E. Northen and Thomas Luczynski also participate in the Home Office Bonus Plan. Under this plan, the participants may receive a bonus of up to 5 percent and 12 percent of his respective annual salary for achievement of his home office department expense plan (which the Company does not consider a material part of the Company’s compensation of its executive officers). Mr. Northen can also earn up to 5 percent of annual salary for achievement of qualitative and subjective internal customer service survey results. Messrs. Paul E. Northen and Thomas E. Luczynski received 5 percent and 12 percent of their respective annual salary as a bonus for the budgeted expense component of the Home Office Bonus Plan and Mr. Northen received 1.25 percent of his annual salary for the internal customer service survey component of that bonus plan. Historically, the expense goal components of the bonus plan have been achieved and 75 percent of the internal customer service survey component of the bonus plan has been achieved.

For the element of the Cash Incentive Plan tied to the increase in divisional pre-tax profit before corporate overhead over the prior year base amount, Eugene A. Iarocci was eligible to participate in the bonus pool at the rate specified below up to the maximum amount specified below:

Amount of
	Rate of Participation	Participation as
	in Increase in Division	Percentage of
	Pre-Tax Profit before	Annual Salary
	Overhead	@102.9% of Plan
Eugene A. Iarocci	0.168%	15%

Based on the actual increases in divisional pre-tax profit over the prior year base amount, Eugene A. Iarocci earned 15 percent of his salary.

Rollins, Inc. 2017 Proxy Statement	19

Compensation Discussion and Analysis

Eugene A. Iarocci has a component of his bonus under the Cash Incentive Plan based on his divisional pre-tax profit before corporate overhead to plan, for which he is eligible to earn bonus of between 3.75 and 20 percent of his annual salary. The minimum growth in divisional pre-tax profit to earn a bonus under this element of the Cash Incentive Plan for 2016 was set at a level that the Company believes was moderately difficult to achieve. Actual performance resulted in bonus of 20 percent of salary for Eugene A. Iarocci.

The amount of bonuses under each performance component of the Company’s Cash Incentive Plan is determined based upon straight-line interpolation of the applicable formula for each such component without the use of discretion. In addition to any bonuses earned under the Cash Incentive Plan or Home Office Plan, the Compensation Committee has the authority to award discretionary bonuses. There were no discretionary bonuses awarded for 2016.

Equity Based Awards

Our Stock Incentive Plan allows for a wide variety of stock based awards such as stock options and restricted stock awards. We last issued stock options in fiscal year ended 2003 and have no immediate plans to issue additional stock options. Partially in response to changes relative to the manner in which stock options are accounted for under generally accepted accounting principles, we have modified the structure and composition of the long-term equity based component of our executive compensation. In recent years, we have awarded time-lapse restricted stock in lieu of granting stock options. The terms and conditions of these awards are described in more detail below.

Awards under the Company’s Stock Incentive Plan are purely discretionary, are not based upon any specific formula and may or may not be granted in any given fiscal year. For the past three years, we have granted time-lapse restricted stock to various employees, including our executive officers, in early January during our regularly scheduled meeting of the Compensation Committee during which the Committee reviews executive compensation. Consistent with this practice, we granted restricted stock awards to our executive officers in January 2015, 2016 and 2017 as follows:

Name	2015	2016	2017
Gary W. Rollins	63,000	63,000	63,000
R. Randall Rollins	57,000	57,000	57,000
Paul E. Northen	15,000	12,500	15,000
John F. Wilson	30,000	30,000	30,000
Thomas E. Luczynski	6,300	3,500	3,300
Eugene A. Iarocci	22,500	—	—

The amount of the aggregate stock based awards to our executive officers in any given year is influenced by the Company’s overall performance. The amount of each grant to our executive officers is influenced in part by the Committee’s subjective assessment of each individual’s respective contributions to achievement of the Company’s long-term goals and objectives. In evaluating individual performance for these purposes, the Committee considers the overall contributions of executive management as a group and the Committee’s subjective assessment of each individual’s relative contribution to that performance rather than specific aspects of each individual’s performance over a short-term period. It is our expectation to continue yearly grants of restricted stock awards to selected executives although we reserve the right to modify or discontinue this or any of our other compensation practices at any time.

To date, all of our restricted stock awards have had the same features. The shares vest one-fifth per year beginning on the second anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave our employment for any reason prior to the vesting dates (other than due to death, disability or retirement on or after age 65), the unvested shares will be forfeited. In the event of a “change in control” as determined by the Board of Directors, all unvested restricted shares shall vest immediately.

Grants are made under our Stock Incentive Plan and the plan is administered pursuant to Rule 16b-3 of the Securities Exchange Act of 1934. When considering the grant of stock based awards, the Committee considers the overall performance and the performance of individual employees.

Employment Agreements

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of severance or compensation, including incentive or bonus payments.

Retirement Plans

The Company maintains a defined benefit plan (Rollins, Inc. Retirement Income Plan) for employees hired prior to January 1, 2002, a non-qualified retirement plan (Rollins, Inc. Deferred Compensation Plan) for our executives and highly compensated employees, and a Rollins 401(k) Savings Plan for the benefit of all of our eligible employees.

The Company froze the Rollins, Inc. Retirement Income Plan effective June 30, 2005. The Rollins, Inc. Deferred Compensation Plan also provides other benefits as described below under “Nonqualified Deferred Compensation” on page 28.

20	Rollins, Inc. 2017 Proxy Statement

Executive Compensation

Other Compensation

Other compensation to our executive officers includes group welfare benefits including group medical, dental and vision coverage, and group life insurance. The Company provides certain perquisites to its executive officers, which are described below under “Executive Compensation.” The Company requires that its Chairman and Vice Chairman and CEO use Company or other private aircraft for air travel whenever practicable for security reasons.

The following Compensation Committee Report shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Committee Report

We have reviewed and discussed the above Compensation Discussion and Analysis with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Henry B. Tippie, Chairman
James B. Williams
Larry L. Prince

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on our review of the copies of such forms, we believe that during fiscal year ended December 31, 2016, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely satisfied. Each of these transactions were exempt from Section 16(b) of the Securities and Exchange Act of 1934 by reason of Rule 16(b)(3).

Executive Compensation

Shown below is information concerning the annual compensation for the fiscal years ended December 31, 2016, 2015, and 2014 of those persons who were employed during December 31, 2016 as:

•	our Principal Executive Officer and Principal Financial Officer; and
•	our three other most highly compensated executive officers as of December 31, 2016 whose total annual salary exceeded $100,000.
•	In addition, pursuant to SEC rules, we have included Mr. Iarocci, who was not serving as an executive officer at the end of fiscal 2016.
Rollins, Inc. 2017 Proxy Statement	21

Summary Compensation Table

Summary Compensation Table

						Change in
						pension
						value and
					Non-equity	non-qualified
				Stock	incentive plan	deferred	All other
			Cash	awards	compensation	compensation	compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	($) (2)	($) (1)(3)	earnings ($)(4)	($)(5)	Total ($)
Gary W. Rollins	2016	1,000,000	—	1,666,350	951,733	7,107	222,427	3,847,617
Chief Executive Officer	2015	1,000,000	—	1,412,880	1,000,000	59	236,875	3,649,814
	2014	1,000,000	—	1,207,080	1,000,000	5,778	101,165	3,314,023
Paul E. Northen(6)	2016	400,000	—	330,625	213,511	—	23,287	967,423
Chief Financial Officer	2015	309,615	—	339,300	160,417	—	15,764	825,096
R. Randall Rollins	2016	900,000	—	1,507,650	856,587	7,107	83,181	3,354,525
Chairman of the Board	2015	900,000	—	1,278,320	900,000	59	99,119	3,177,498
	2014	900,000	—	1,092,120	900,000	81,177	72,587	3,045,884
John F. Wilson	2016	650,000	—	793,500	618,720	120,088	19,169	2,201,477
President and Chief Operating	2015	600,000	—	672,800	600,000	4,134	18,914	1,895,848
Officer	2014	550,000	—	574,800	550,000	83,389	25,945	1,784,134
Eugene A. Iarocci(7)	2016	411,070	—	—	196,912	40,932	29,745	678,659
Former Vice President	2015	470,000	—	504,600	282,000	—	17,519	1,274,119
	2014	447,850	—	431,100	268,429	24,756	19,489	1,191,624
Thomas E. Luczynski	2016	267,010	—	92,575	122,090	69,808	16,029	567,512
Corporate Secretary	2015	259,000	—	141,288	113,256	1,542	16,108	531,194

(1)	John F. Wilson deferred $120,000 in salary and bonus compensation in 2016 related to his 2015 salary and bonus compensation that was paid in 2016 and deferred $47,877 and $145,780 in salary and bonus compensation related to 2014 and 2013, respectively that was paid in 2015 and 2014. Thomas J. Luczynski deferred $41,303 in salary and bonus compensation in 2016 related to his 2015 salary and bonus compensation that was paid in 2016. Eugene A. Iarocci deferred salary and bonus compensation in $114,039 and $131,617 in salary and bonus compensation related to 2014 and 2013, respectively that was paid in 2015 and 2014.
(2)	These amounts represent the aggregate grant date fair value of restricted Common Stock awarded under our Stock Incentive Plan during the fiscal years 2016, 2015 and 2014, respectively, in accordance with FASB ASC Topic 718. Please refer to Note 15 to our consolidated financial statements contained in our Form 10-K for the period ending December 31, 2016 for a discussion of the assumptions used in these computations. When calculating the amounts shown in this table, we have disregarded all estimates of forfeitures. Our Form 10-K has been included in our Annual Report and provided to our stockholders.
(3)	Bonuses under the performance-based incentive cash compensation plan are accrued in the fiscal year earned and paid in the following fiscal year.
(4)	Pension values decreased as followed: In 2016, R. Randall Rollins ($33,699), in 2015, R. Randall Rollins ($57,714), John F. Wilson ($7,161), and Thomas E. Luczynski ($15,756). Non-Qualified Deferred Compensation earnings decreased as followed: In 2015, Eugene A. Iarocci ($455).
22	Rollins, Inc. 2017 Proxy Statement

Grants of Plan-Based Awards in 2016

(5)	All other compensation includes the following items for:
Mr. Gary W. Rollins:	$7,950 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; $148,387 of incremental costs to the Company for personal use of the Company’s airplane (calculated based on the actual variable costs to the Company for such usage); auto allowance and related vehicle expenses; incremental costs to the Company for use of the Company’s executive dining room; and use of Company storage space.

Mr. Paul E. Northen:	$7,950 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.

Mr. R. Randall Rollins:	$7,950 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; $8,763 of incremental costs to the Company for personal use of the Company’s airplane (calculated based on the actual variable costs to the Company for such usage); auto allowance and related vehicle expenses; incremental costs to the Company for use of the Company’s executive dining room; and use of Company storage space.

Mr. John F. Wilson:	$7,950 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.

Mr. Eugene A. Iarocci:	$7,950 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.

Mr. Thomas E. Luczynski:	$7,950 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.
(6)	Mr. Paul E. Northen was named Chief Financial Officer effective May 1, 2015 and named Vice President January 26, 2016. Prior to his appointment as Chief Financial Officer, he served as the Company’s Chief Financial Officer in training. The compensation listed in the table includes his compensation from the Company for the entire year.
(7)	Mr. Eugene A. Iarocci retired as Vice President of the Company effective September 30, 2016.

Grants of Plan-Based Awards in 2016

The shares of Common Stock disclosed in the table below represent grants of restricted Common Stock under our Stock Incentive Plan awarded in fiscal year 2016 to the executives named in our SUMMARY COMPENSATION TABLE. All grants of restricted Common Stock vest one-fifth per year beginning on the second anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave the Company’s employment for any reason prior to the vesting dates (other than due to death, retirement on or after age 65 or, with respect to restricted stock awards under the Company’s 2008 Stock Incentive Plan, disability), the unvested shares will be forfeited. We have not issued any stock options in the past three fiscal years and have no immediate plans to issue additional stock options.

Rollins, Inc. 2017 Proxy Statement	23

Grants of Plan-Based Awards in 2016

					All Other	Grant Date Fair
		Estimated Possible Payouts Under			Stock Awards:	Value of Stock
		Non-Equity Incentive Plan Awards			Number of	and Option
		Threshold	Target	Maximum	Shares of Stock	Awards (3)
Name	Grant Date	($)	($)	($)	or Units (#)	($)
Gary W. Rollins	01/26/16(1)	1	937,500	1,000,000
	01/26/16				63,000	1,666,350
Paul E. Northen	01/26/16(2)	1	225,000	240,000
	01/26/16				12,500	330,625
R. Randall Rollins	01/26/16(1)	1	843,750	900,000
	01/26/16				57,000	1,507,650
John F. Wilson	01/26/16(1)	1	609,375	650,000
	01/26/16				30,000	793,500
Thomas E. Luczynski	01/26/16(1)	1	112,645	133,505
	01/26/16				3,500	92,575
Eugene A. Iarocci	01/26/16(1)	1	285,000	296,100	—	—

(1)	These amounts represent possible payouts of awards granted under the Cash Incentive Plan in January 2016. The payment of actual awards was approved in January 2017. The amounts of the actual payments are included in the Summary Compensation Table.
(2)	These amounts represent possible payouts of awards granted under the Cash Incentive Plan and the Home Office Cash Incentive Plan in January 2016. The payment of actual awards was approved in January 2017. The amounts of the actual payments are included in the Summary Compensation Table.
(3)	These amounts represent aggregate grant date fair value for grants of restricted Common Stock awarded in fiscal year 2016 under our Stock Incentive Plan computed in accordance with ASC Topic 718. Please refer to Note 15 to our Financial Statements contained in our Form 10-K for the period ending December 31, 2016 for a discussion of assumptions used in this computation. Our Form 10-K has been included in our Annual Report and provided to our stockholders.

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, or severance payments, to the executive officer. All of the named executive officers participate in the Company’s Cash Incentive Plan. Bonus awards under the Cash Incentive Plan provide participants an opportunity to earn an annual bonus in a maximum amount of 100 percent of base salary or $2 million per individual per year, whichever is less. Under the Cash Incentive Plan, whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are set in the annual program adopted under the plan. Performance goals are measured according to one or more of the following three targeted financial measures: revenue growth, achievement of preset pretax profit targets, and pretax profit improvement over the prior year. For 2016, these performance goals were measured by obtaining specific levels of the following: revenue growth, pre-tax profit plan achievement, and pre-tax profit improvement over the prior year. The Compensation Committee set a maximum award for fiscal year 2016 of 100 percent of the executive’s base salaries for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson. Messrs. Paul E. Northen and Eugene A. Iarocci have a maximum award of 60 percent of their base salaries for fiscal year 2016 and Mr. Luczynski has a maximum award of 50 percent of his base salary for fiscal year 2016. Unless sooner amended or terminated by the Compensation Committee, the current Cash Incentive Plan will be in place until April 24, 2018.

The named executive officers while employed are also eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Compensation Committee at the time of grant. All of the executive officers are eligible to participate in the Company’s Deferred Compensation Plan. The executive officers participate in the Company’s regular employee benefit programs, including the 401(k) Plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans. The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary credits to participant accounts.

24	Rollins, Inc. 2017 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The Company does not have any outstanding option awards to the executives named in our Summary Compensation Table. The table below sets forth the total number of restricted shares of Common Stock outstanding at December 31, 2016 and held by the executives named in our Summary Compensation Table but which have not yet vested, together with the market value of these unvested shares based on the $33.78 the closing price of our Common Stock on December 31, 2016.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or Units	Market Value of
	Underlying	Underlying			of Stock That	Shares or Units of
	Unexercised	Unexercised	Option	Option	Have Not	Stock That Have
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	(#)(1)	($)
Gary W. Rollins	—	—	—	—	266,400	8,998,992
Paul E. Northen	—	—	—	—	27,500	928,950
R. Randall Rollins	—	—	—	—	240,600	8,127,468
John F. Wilson	—	—	—	—	121,500	4,104,270
Thomas E. Luczynski	—	—	—	—	28,340	957,325
Eugene A. Iarocci(2)	—	—	—	—	—	—

(1)	The Company has granted restricted shares for the named executive officers that vest 20% annually beginning on the second anniversary of the grant date.
(2)	Eugene A. Iarocci was no longer serving as executive officer of the Company at December 31, 2016.
Rollins, Inc. 2017 Proxy Statement	25

Outstanding Equity Awards at Fiscal Year-End

Shares of the restricted stocks granted to the executive officers that have not fully vested as of December 31, 2016 are summarized in the table that follows:

	Number of shares		Date fully
Name	Granted	Grant Date	vested
Gary W. Rollins	75,000	1/25/2011	1/25/2017
	75,000	1/24/2012	1/24/2018
	75,000	1/22/2013	1/22/2019
	63,000	1/28/2014	1/28/2020
	63,000	1/27/2015	1/27/2021
	63,000	1/26/2016	1/26/2022
Paul E. Northen	15,000	2/24/2015	2/24/2021
	12,500	1/26/2016	1/26/2022
R. Randall Rollins	67,500	1/25/2011	1/25/2017
	67,500	1/24/2012	1/24/2018
	67,500	1/22/2013	1/22/2019
	57,000	1/28/2014	1/28/2020
	57,000	1/27/2015	1/27/2021
	57,000	1/26/2016	1/26/2022
John F. Wilson	37,500	1/25/2011	1/25/2017
	30,000	1/24/2012	1/24/2018
	30,000	1/22/2013	1/22/2019
	30,000	1/28/2014	1/28/2020
	30,000	1/27/2015	1/27/2021
	30,000	1/26/2016	1/26/2022
Thomas E. Luczynski	15,000	1/25/2011	1/25/2017
	15,000	1/24/2012	1/24/2018
	7,500	1/22/2013	1/22/2019
	6,300	1/28/2014	1/28/2020
	6,300	1/27/2015	1/27/2021
	3,500	1/26/2016	1/26/2022
Eugene A. Iarocci	—	—	—

Option Exercises and Stock Vested

The following table sets forth:

•	the number of shares of Common Stock acquired by the executives named in the Summary Compensation Table upon the exercise of stock options during the fiscal year ended December 31, 2016.
•	the aggregate dollar amount realized on the exercise date for such options computed by multiplying the number of shares acquired by the difference between the market value of the shares on the exercise date and the exercise price of the options;
•	the number of shares of restricted Common Stock acquired by the executives named in the Summary Compensation Table upon the vesting of shares during the fiscal year ended December 31, 2016.
•	the aggregate dollar amount realized on the vesting date for such restricted stock computed by multiplying the number of shares which vested by the market value of the shares on the vesting date.
26	Rollins, Inc. 2017 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

	Option Awards		Stock Awards

	Number of	Value	Number of Shares	Value Realized on
	Shares Acquired	Realized on	Acquired on Vesting	Vesting
Name	on Exercise (#)	Exercise ($)	(#)	($)
Gary W. Rollins	—	—	80,100	2,094,561
Paul E. Northen	—	—	—	—
R. Randall Rollins	—	—	72,150	1,886,686
John F. Wilson	—	—	34,500	901,920
Thomas E. Luczynski	—	—	12,135	316,792
Eugene A. Iarocci	—	—	111,000	3,146,220

Pension Benefits

The Company’s Retirement Income Plan, a trustee defined benefit pension plan, provides monthly benefits upon retirement at or after age 65 to eligible employees. In the second quarter of 2005, the Company’s Board of Directors approved a resolution to cease all future retirement benefit accruals under the Retirement Income Plan effective June 30, 2005. Retirement income benefits are based on the average of the employee’s compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years (“final average compensation”) immediately preceding June 30, 2005. The estimated annual benefit payable at the later of retirement or age 65 is $0 for Mr. Gary W. Rollins, $0 for Mr. Paul E. Northen, $82,059 for Mr. R. Randall Rollins, $11,674 for John F. Wilson, $28,512 for Thomas E. Luczynski, and $0 for Eugene A. Iarocci. The Plan also provides reduced early retirement benefits under certain conditions.

		Number of	Present Value of	Payments
		‘Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit(3) ($)	Fiscal Year ($)
Gary W. Rollins(1)	Pension Plan	35	—	—
Paul E. Northen	Pension Plan	—	—	—
R. Randall Rollins	Pension Plan	21	460,375	82,056
John F. Wilson	Pension Plan	8	117,753	—
Thomas E. Luczynski	Pension Plan	19	312,255	—
Eugene A. Iarocci(2)	Pension Plan	—	—	—

(1)	Pursuant to a Qualified Domestic Relations Order, during 2013 Mr. Rollins’ retirement income benefit was awarded in its entirety to his former spouse.
(2)	Mr. Eugene A. Iarocci was no longer serving as executive officer of the Company at December 31, 2016.
(3)	The actuarial present value of the executive’s accumulated benefit under the Retirement Income Plan is computed as of the measurement date used for financial statement reporting purposes and the valuation method and material assumptions applied are set forth in Note 14 to our Financial Statements contained in our Form 10-K for the period ending December 31, 2016. Our Form 10-K has been included in our Annual Report and provided to our stockholders.
Rollins, Inc. 2017 Proxy Statement	27

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation

On June 13, 2005, the Company approved the Rollins, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) that is designed to comply with the provisions of the American Jobs Creation Act of 2004 (including Section 409A of the Internal Revenue Code). The Deferred Compensation Plan provides that employees eligible to participate in the Deferred Compensation Plan include those who are both members of a group of management or highly compensated employees selected by the committee administering the Deferred Compensation Plan. All of the named executive officers are eligible.

	Executive	Registrant	Aggregate	Aggregate
	contributions in	contributions in	earnings/(losses)	withdrawals/	Aggregate
Name	last FY ($)(1)	last FY ($)(2)	in last FY ($)	distributions ($)	balance at last FYE ($)
Gary W. Rollins	—	—	7,107	—	71,647
Paul E. Northen	—	—	—	—	—
R. Randall Rollins	—	—	7,107	—	71,647
John F. Wilson	120,000	—	112,335	—	1,165,975
Thomas E. Luczynski	41,303	—	50,682	—	584,492
Eugene A. Iarocci(3)	—	—	40,931	(67,182)	512,569

(1)	Reflects the amounts related to the base salary for 2016, which have been deferred by the executive officers pursuant to the Deferred Compensation Plan, and the bonus compensation amounts deferred related to 2015 that were paid in 2016, which are included in the Summary Compensation Table on page 22.
(2)	Reflects the amounts for each of the named executive officers, which are reported as compensation to such named executive officer in the “All Other Compensation” column of the Summary Compensation Table on page 22.
(3)	Mr. Eugene A. Iarocci was no longer serving as executive officer of the Company at December 31, 2016.

The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary contributions to participant accounts.

Under the Deferred Compensation Plan, salary and bonus deferrals are fully vested. Any discretionary contributions are subject to vesting in accordance with the matching contribution-vesting schedule set forth in the Rollins 401(k) Savings Plan in which a participant participates.

Accounts will be credited with hypothetical earnings, and/or debited with hypothetical losses, based on the performance of certain “Measurement Funds.” Account values are calculated as if the funds from deferrals and Company credits had been converted into shares or other ownership units of selected Measurement Funds by purchasing (or selling, where relevant) such shares or units at the current purchase price of the relevant Measurement Fund at the time of the participant’s selection. Deferred Compensation Plan benefits are unsecured general obligations of the Company to the participants, and these obligations rank in parity with the Company’s other unsecured and unsubordinated indebtedness. The Company has established a “rabbi trust,” which it uses to voluntarily set aside amounts to indirectly fund any obligations under the Deferred Compensation Plan. To the extent that the Company’s obligations under the Deferred Compensation Plan exceed assets available under the trust, the Company would be required to seek additional funding sources to fund its liability under the Deferred Compensation Plan.

Generally, the Deferred Compensation Plan provides for distributions of any deferred amounts upon the earliest to occur of a participant’s death, disability, retirement or other termination of employment (a “Termination Event”). However, for any deferrals of salary and bonus (but not Company contributions), participants would be entitled to designate a distribution date which is prior to a Termination Event. Generally, the Deferred Compensation Plan allows a participant to elect to receive distributions under the Deferred Compensation Plan in installments or lump-sum payments.

28	Rollins, Inc. 2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

401(k) Plan

Effective October 1, 1983, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code (“401(k) Plan”). The forms of benefit payment under the Rollins 401(k) Savings Plan are dependent upon the vested account balance. If the vested assets are greater than $1,000 up to and including $5,000, a participant may roll their money into another qualified plan or it will be rolled into a Prudential Individual Retirement Account. If the participant has more than $5,000 invested assets, they can leave their funds in the Plan, take a full or partial lump sum distribution, take systematic distributions or roll their vested assets into another qualified plan. If the account balance is equal to or less than $1,000, the participant may roll their vested balance into another qualified plan or take a lump sum distribution. Under the Rollins 401(k) Savings Plan, the full amount of a participant’s vested benefit is payable upon his termination of employment, retirement, total and permanent disability, death or age 70½. At December 31, 2015, while employed, a participant may withdraw a certain amount of his pre-tax and rollover contributions upon specified instances of financial hardship, and may withdraw all or any portion of his pre-tax and rollover account after attaining the age of 59½. Effective January 1, 2016, while employed, a participant may withdraw all of his pre-tax and rollover contributions after attaining the age of 59½. A participant may withdraw all or any portion of his after-tax account at any time and for any reason. Amounts contributed by the Company to the accounts of Named Executives under this plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 22.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. There are no other agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment except as described below. Any agreement to provide additional payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee. The executive officers are not entitled to additional benefits at death or disability per the terms of the defined benefit plan. The amounts payable at retirement are disclosed in the “Pension Benefits” section on page 27. The executive officers can choose to receive the amounts accumulated in the Deferred Compensation Plan either as a lump sum or in installments at retirement, death or disability. These amounts have been disclosed under the “Nonqualified Deferred Compensation” section on page 28. The table below shows the incremental restricted shares that would become vested as of December 31, 2016, at the closing market price of $33.78 per share for our Common Stock, as of that date, in the case of retirement, death, disability or change in control.

Rollins, Inc. 2017 Proxy Statement	29

Potential Payments Upon Termination or Change in Control

		Stock Awards
		Number of shares
		underlying	Unrealized value of
Name		unvested stock (#)	unvested stock ($)
Gary W. Rollins	Retirement	—	—
	Death	266,400	8,998,992
	Disability	123,000	4,154,940
	Change in Control	266,400	8,998,992
Paul E. Northen	Retirement	—	—
	Death	27,500	928,950
	Disability	6,493	219,335
	Change in Control	27,500	928,950
R. Randall Rollins	Retirement	—	—
	Death	240,600	8,127,468
	Disability	110,958	3,748,172
	Change in Control	240,600	8,127,468
John F. Wilson	Retirement	—	—
	Death	121,500	4,104,270
	Disability	54,813	1,851,566
	Change in Control	121,500	4,104,270
Thomas E. Luczynski	Retirement	—	—
	Death	28,340	957,325
	Disability	15,810	534,052
	Change in Control	28,340	957,325
Eugene A. Iarocci	Retirement	—	—
	Death	—	—
	Disability	—	—
	Change in Control	—	—

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table on page 30 do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay
•	Distributions of plan balances under the 401(k) plan, as described on page 29.

•	Nonqualified Deferred Compensation

Change in Control or Severance. The Company does not have any severance for its executive officers. However, upon the occurrence of a “Change in Control,” as determined by the Board of Directors, all unvested Time-Lapse Restricted Stock shall immediately vest.

30	Rollins, Inc. 2017 Proxy Statement

Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions

A group that includes the Company’s Vice Chairman and Chief Executive Officer Gary W. Rollins and his brother Chairman of the Board R. Randall Rollins and certain companies under their control possesses in excess of fifty percent of the Company’s voting power. Please refer to the discussion on pages 10-30 under the heading, “Corporate Governance and Board of Directors’ Committees and Meetings, Director Independence and NYSE Requirements, Controlled Company Exemption.” The group discussed above also controls in excess of fifty percent of the voting power of RPC, Inc. and Marine Products, Inc. All of the Company’s directors, with the exception of Thomas J. Lawley, M.D., John F. Wilson and Pamela R. Rollins, are also directors of RPC, Inc. and Marine Products Corporation.

Our Code of Business Ethics and Related Party Transactions Policy for Executive Officers and Directors provides that related party transactions, as defined in Regulation S-K, Item 404(a), must be reviewed, approved and/or ratified by our Nominating and Corporate Governance Committee. As set forth in our Code, our Nominating and Corporate Governance Committee has the responsibility to ensure that it only approve or ratify related party transactions that are in compliance with applicable law, consistent with the Company’s corporate governance policies (including those relative to conflicts of interest and usurpation of corporate opportunities) and on terms that are deemed to be fair to the Company. The Committee has the authority to hire legal, accounting, financial or other advisors, as it may deem necessary or desirable and/ or to delegate responsibilities to executive officers of the Company in connection with discharging its duties. A copy of the Code is available at our website (www.rollins.com) under the heading “Corporate Governance.” All covered related party transactions for fiscal year ended December 31, 2016 were reviewed, approved and/or ratified by the Nominating and Corporate Governance Committee in accordance with the Code.

The Company provides certain administrative services to RPC, Inc. (“RPC”) (a company of which Mr. R. Randall Rollins is also Chairman and which is otherwise affiliated with the Company). The service agreements between RPC and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months’ notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges to RPC (or to corporations which are subsidiaries of RPC) for such services and rent totaled approximately $0.1 million for each of the years ended December 31, 2016, 2015, and 2014.

The Company rents office, hanger and storage space to LOR, Inc. (“LOR”) (a company controlled by R. Randall Rollins and Gary W. Rollins). Charges to LOR (or corporations which are subsidiaries of LOR) for rent totaled $1.0 million for each of the years ended December 31, 2016, 2015, and 2014, respectively.

In 2014, P.I.A. LLC, a company owned by the Chairman of the Board of Directors, R. Randall Rollins, purchased a Lear Model 35A jet and entered into a lease arrangement with the Company for Company use of the aircraft for business purposes. The lease is terminable by either party on 30 days’ notice. The Company pays $100.00 per month rent for the leased aircraft, and pays all variable costs and expenses associated with the leased aircraft, such as the costs for fuel, maintenance, storage and pilots. The Company has the priority right to use of the aircraft on business days, and Mr. Rollins has the right to use the aircraft for personal use through the terms of an Aircraft Time Sharing Agreement with the Company. During the years ended December 31, 2016 and 2015, the Company paid approximately $0.5 million and $0.7 million in rent and operating costs for the aircraft respectively. During 2016, the Company accounted for 100 percent of the use of the aircraft. All transactions were approved by the Company’s Nominating and Governance Committee of the Board of Directors.

All of the above related party transactions were approved by the Company’s Nominating and Governance Committee of the Board of Directors.

Independent Public Accountants

Principal Auditor

Grant Thornton has served as the Company’s independent registered public accountants for the fiscal years ended December 31, 2016 and 2015.

The Audit Committee has appointed Grant Thornton as Rollins, Inc.’s independent public accountants for the fiscal year ending December 31, 2017. Grant Thornton has served as the Company’s independent auditors for many years and is considered by management to be well qualified. Representatives of Grant Thornton are expected to be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Rollins, Inc. 2017 Proxy Statement	31

Certain Relationships and Related Party Transactions

Audit Fees
	2016	2015
Audit Fees (1)	$1,416,500	$1,355,502
Audit-Related Fees	—	—
All Other Fees	—	—
Total	$1,416,500	$1,355,502

(1)	Audit fees represent fees for professional services provided in connection with the audit of our internal control over financial reporting, audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Pre-approval of Services

All of the services described above were pre-approved by the Company’s Audit Committee. The Audit Committee has determined that the payments made to its independent public accountants for these services are compatible with maintaining such auditors’ independence. All of the hours expended on the principal accountant’s engagement to audit the financial statements of the Company for the years 2016 and 2015 were attributable to work performed by full-time, permanent employees of the principal accountant. The Committee has no pre-approval policies or procedures other than as set forth below.

The Audit Committee is directly responsible for the appointment and termination, compensation, and oversight of the work of the independent public accountants, including resolution of disagreements between management and the independent public accountants regarding financial reporting. The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent public accountants and ensuring that they are not engaged to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to its Chairman with the stipulation that his decision is to be presented to the full Committee at its next scheduled meeting.

Stockholder Proposals

Appropriate proposals of stockholders intended to be presented at the Company’s 2018 Annual Meeting of the Stockholders must be received by the Company by November 21, 2017 in order to be included, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, in the proxy statement and form of proxy relating to that meeting. With regard to such stockholder proposals, if the date of the next annual meeting of stockholders is advanced or delayed more than 30 calendar days from April 25, 2018, the Company will, in a timely manner, inform its stockholders of the change and of the date by which such proposals must be received. Stockholders desiring to present business at the 2018 Annual Meeting of Stockholders outside of the stockholder proposal rules of Rule 14a-8 of the Securities Exchange Act of 1934 and instead pursuant to Article Twenty-Seventh of the Company’s by-laws must prepare a written notice regarding such proposal addressed to Secretary, Rollins, Inc., 2170 Piedmont Road, NE, Atlanta, Georgia 30324, and deliver to or mailed and received no later than January 25, 2018 and no earlier than December 16, 2017. Stockholders should consult the by-laws for other specific requirements related to such notice and proposed business.

With respect to stockholder nomination of directors, the Company’s by-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and be received not less than ninety nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements specified in the by-laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other specific requirements related to such notice, including required disclosures concerning the stockholder intending to present the nomination, are set forth in the Company’s by-laws. Notices of nominations must be received by the Secretary of the Company no later than January 25, 2018 and no earlier than December 16, 2017, with respect to directors to be elected at the 2018 Annual Meeting of Stockholders.

Expenses of Solicitiation

The Company will bear the solicitation cost of proxies. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to their beneficial stockholders of record. Solicitation of proxies will be made primarily by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive

32	Rollins, Inc. 2017 Proxy Statement

Certain Relationships and Related Party Transactions

no additional compensation for these services. The Company has retained Georgeson, LLC to conduct a broker search and to send proxies by mail for an estimated fee of approximately $6,500 plus shipping expenses.

Annual Report

Our Annual Report as of and for the year ended December 31, 2016 is being provided to you with this proxy statement. The Annual Report includes our Form 10-K (without exhibits). The Annual Report is not considered proxy-soliciting material.

Form 10-K

On written request of any record or beneficial stockholder, we will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, which includes the consolidated financial statements. Requests should be made in writing and addressed to: Paul E. Northen, Vice President, Chief Financial Officer and Treasurer, Rollins, Inc., 2170 Piedmont Road, NE Atlanta, Georgia 30324. We will charge reasonable out-of-pocket expenses for the reproduction of exhibits to Form 10-K should a stockholder request copies of such exhibits.

Other Matters

Our Board of Directors knows of no business other than the matters set forth herein, which will be presented at the meeting. Since matters not known at this time may come before the meeting, the enclosed proxy gives discretionary authority with respect to such matters as may properly come before the meeting and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas E. Luczynski
Secretary

Atlanta, Georgia
March 21, 2017

Rollins, Inc. 2017 Proxy Statement	33

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ROLLINS, INC. E16843-P85836 Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. V.1 ROLLINS, INC. 2170 PIEDMONT ROAD, N.E. ATLANTA, GEORGIA 30324 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rollins, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Yes No 4. To vote on whether nonbinding stockholder votes to approve executive compensation should be held every one, two, or three years. 5. IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. 2. To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. 3. To hold a nonbinding advisory vote to approve executive compensation as disclosed in these materials. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the CLASS I nominees, FOR items 2 and 3, and FOR three years on item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. 01) R. Randall Rollins 02) Henry B. Tippie 03) James B. Williams 1. Election of the three Class I nominees to the Board of Directors to serve for a term of three years: Nominees: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND FOR "THREE YEARS" ON PROPOSAL 4. Vote on Proposals Vote on Directors 1 Year 2 Years 3 Years Abstain For Against Abstain

E16844-P85836 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) ROLLINS, INC. PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROLLINS, INC. ANNUAL MEETING OF STOCKHOLDERS April 25, 2017 The undersigned stockholder(s) hereby appoints Gary W. Rollins and R. Randall Rollins, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of the Common Stock of Rollins, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 12:30 P.M., Eastern Time on April 25, 2017, at 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE